NEWS RELEASE


FOR IMMEDIATE RELEASE                     Stock Symbol: PBCP
Thursday, April 24, 2003                  Traded on Nasdaq National Market

CONTACT:
Paul A. Maisch, SVP & CFO
Roberta Lenett, VP & Manager of Shareholder Relations
(845) 369-8082


                 PROVIDENT BANCORP ANNOUNCES QUARTERLY EARNINGS
                    OF $2.5 MILLION, $0.32 PER DILUTED SHARE


MONTEBELLO,  NY - April 24, 2003 --  Provident  Bancorp,  Inc.  (Nasdaq-National
Market: PBCP), the parent company of Provident Bank, today announced that net income for the three months ended March 31, 2003 was $2.5 million, compared to net income of $2.6 million for the three months ended March 31, 2002, a decrease of $0.1 million. Basic and diluted earnings per share decreased to $0.33 and $0.32, respectively, compared to $0.34 and $0.33 for basic and diluted, respectively, for the same period last year. Net income for the six months ended March 31, 2003 was $5.56 million, compared to net income of $5.13 million for the six months ended March 31, 2002, an increase of $0.4 million, or 7.8%. Basic and diluted earnings per share increased to $0.72 and $0.71, respectively, for the six-month period compared to $0.67 and $0.66, respectively, for the same period last year.

Included in net income for the quarter were several large items. A one-time compensation expense payment of $324,000 offset exceptional interest recoveries on nonperforming loans and prepayment fee collections of approximately $300,000. Further, the Company was able to generate an additional $369,000 in gains from the sale of residential mortgages and $337,000 from the sale of investment securities over prior year amounts. These gains supplement falling asset yields in the current continued low interest rate environment.

George Strayton, the Company's President and CEO, stated, "The quarterly origination of loans in all categories totaled $94 million and outpaced the previous year's $65 million of originations. However, significant loan repayments and curtailments impeded asset growth and associated earnings. Although earnings for the quarter are similar to those of the same quarter last year, we are pleased that our net interest margin, although less than last year, continues to be strong."

Total assets as of March 31, 2003 were  $1,091.3  million,  an increase of $63.6
------------
million, or 6.2% over assets of $1,027.7 million at September 30, 2002, and an increase of $171.7 million, or 18.7%, over assets of $919.6 million at March 31, 2002. In April 2002, the Company acquired The National Bank of Florida ("NBF"), which increased assets by $90.7 million.

Net Loans as of March  31,  2003  were  $679.7  million,  an  increase  of $18.9
---------
million, or 2.9%, over net loan balances of $660.8 million at September 30, 2002, and an increase of $57.3 million, or 9.2%, over balances at March 31, 2002, including $23.1 million acquired from NBF. Residential loans continued to grow during the six-month period, posting an increase of $20.5 million, or 5.6%, over balances at September 30, 2002, primarily in bi-weekly mortgages. Commercial and consumer loans remained relatively unchanged as prepayments and maturities of existing facilities virtually offset originations of $89.9 million. Asset quality continues to be strong. At $5.8 million or 0.53% of total assets, non-performing assets are up slightly from $5.0 million or 0.49% at September 30, 2002, and $3.6 million or 0.39% at March 31, 2002.

Deposits as of March 31, 2003 were $840.6  million,  up $41.0 million,  or 5.1%,
--------
from September 30, 2002, and $162.7 million, or 24.0%, from March 31, 2002, including $88.2 million from NBF. Deposit growth has occurred in transaction, savings and money market accounts while certificates of deposit are viritually unchanged compared to September 30, 2002. As of March 31, 2003 retail and commercial transaction accounts were 24.7% of deposits compared to 24.2% at September 30, 2002 and 22.8% at March 31, 2002.

Stockholders'  equity  increased by $2.6 million to $113.5  million at March 31,
---------------------
2003 compared to $110.9 million at September 30, 2002. In addition to net income of $5.6 million for the six-month period, equity increased by $0.8 million due to activity related to the Company's ESOP, stock option and management retention plans. Partially offsetting these increases were cash dividends, which reduced stockholders' equity by $1.3 million, and the change in after-tax unrealized gains on securities available for sale, which decreased equity by $1.2 million.

During the first six months of fiscal 2003, the Company repurchased 37,500 common shares, bringing the total shares repurchased to 368,051 shares under its previously announced repurchase programs, which authorized the repurchase of up to 376,740 shares. Net of option-related reissuances, treasury shares held by the Company at March 31, 2003 were 307,898.


Income Information - Quarter
----------------------------

Net interest income after provision for loan losses for the three months ended
-------------------
March 31, 2003 was $11.2 million, compared to $10.2 million for the three months ended March 31, 2002, an increase of $1.0 million or 9.8%. The increase in net interest income was largely due to a $104.0 million increase in average earning assets to $973.6 million during the quarter ended March 31, 2003, as compared to $869.6 million for the same quarter in the prior year, due primarily to the NBF acquisition. The increase in average earning assets was partially offset by a decline in average yield of 77 basis points from 6.79% to 6.02%. A decrease in the average cost of interest bearing liabilities of 92 basis points led to a $1.2 million drop in interest expense for the quarter compared to the same quarter in 2002, even as interest-bearing liabilities increased by $104.0 million. Net interest margin declined by 4 basis points to 4.79%, while net interest spread improved by 15 basis points to 4.55%.

Non-interest income for the three months ended March 31, 2003 was $2.4 million
-------------------
compared to $1.2 million for the three months ended March 31, 2002, an increase of $1.2 million, or 100%. Realized gains on securities available for sale were $427,000 for the current three-month period, compared to $90,000 for the same period last year. During the three-month period ending March 31, 2003, the Company also recorded gains on sales of loans totaling $403,000, while there was only $34,000 for the same period last year. Excluding the effects of gains on sales of securities and loans, the increase was $431,000, or 39.0%. Banking fees and service charges increased by $179,000, or 19.1%, due primarily to volume-driven increases in overdraft, NSF, and debit card fees. Loan fees and charges increased by $62,000, or 33.3%, primarily as the result of a $100,000 prepayment fee received. In addition, the formation of a Bank Owned Life Insurance ("BOLI") program in December, 2002, generated $161,000 in other income during the current three-month period.

Non-interest  expenses for the three  months  ended March 31, 2003  increased by
----------------------
$2.3 million, or 31.5%, to $9.6 million, compared to $7.3 million for the three months ended March 31, 2002. The acquisition of NBF in April, 2002, played a major role in the increases in most categories, as did the opening of a new branch in February, 2003, reflecting increases in compensation and employee benefits of $264,000 and in occupancy and equipment costs of $119,000. Also, amortization of intangible assets of $115,000 in the current three-month period is related to the deposit premiums recorded as a result of the acquisition. Excluding the new branch-related salaries, the increase in compensation and benefits was $1.1 million, or 27.5%. The $1.1 million increase is primarily due to a $324,000 payout of an employment agreement, retirement plan and deferred compensation costs increase of $193,000, net health insurance premiums increase of $71,000 and annual salary increases and additional administration staff. Other expenses increased by $844,000, or 25.6%, due primarily to the start-up costs mentioned above, and an increase in advertising of $191,000 related to the new branch, and an increase of $161,000 in consulting and other professional fees incurred primarily to improve the Company's technological infrastructure.


Income Information - Six Months
-------------------------------

Net interest income after  provision for loan losses  increased by $2.6 million,
-------------------
or 13.1% for the six months ended March 31, 2003 to $22.5 million from the same period in 2002. The increase in interest income reflects an increase in average earning assets of $114.3 million to $976.2 million, offset by a decline in yield of 77 basis points to 6.05%. The cost of interest bearing liabilities declined by $2.6 million as the average rate paid on interest bearing funds dropped 98 basis points to 1.57% even though average balances increased by $104.6 million to $810.9 million. Net interest margin increased from 4.73% to 4.75% and net interest spread improved from 4.27% to 4.49%. As noted in the above discussion, the increase in the Bank's net interest income is due, in large part, to the relative changes in the yield and cost of the Bank's assets and liabilities as a result of decreasing market interest rates since 2001. This decrease in market interest rates has reduced the cost of interest-bearing liabilities faster and to a greater extent than the rates on interest-earning assets such as loans and securities. However, if recently low interest rate levels persist for an extended period of time, the prepayment of assets could continue at a rate exceeding scheduled repayment. Such funds received would most likely be reinvested at lower yields than that of its previously held assets. Also, as the reduction in liability costs have already exceeded the pace at which assets repriced downward, net interest margin may be further compressed. Conversely, if the geopolitical factors and an economic recovery become more apparent, market interest rates could rise. Competitive pressures could cause a rise in the Company's funding costs and lead to pressures on net interest margin.

Non-interest  income for the six-month  period ended March 31, 2003 increased to
--------------------
$4.4 million, an increase of $1.9 million, or 76%, compared to $2.5 million for the same six-month period last year. Realized gains on securities available for sale and sales of loans were $1.1 million and $442,000, respectively, for the current period, generating a combined increase of $1.2 million over the securities and loan sales gains of $278,000 for the same period last year.
Banking fees and service charges increased to $2.2 million for the current six-month period, an increase of $293,000, or 15.8%, over the same period last year. The increase is primarily attributable to volume-related increases in transaction account fees of $270,000 resulting from the new and acquired branches. Other income increased by $315,000, or 96.6%, to $641,000 for the six-month period ended March 31, 2003, from $326,000 for the same period last year. The increase is primarily due to $161,000 in income from the BOLI and the previously mentioned prepayment fee received, as well as a one-time fee of $86,000 from the Company's check-printing vendor.

Non-interest  expenses increased to $18.0 million for the six-month period ended
----------------------
March 31, 2003, an increase of $3.6 million, or 25%, compared to $14.4 million for the same six-month period last year. Increases in compensation and benefits directly attributable to the new branches were $522,000 and in occupancy and office operations were $283,000. Compensation and benefits increased by an additional $1.7 million, of which $324,000 represented the pay-out of an employment agreement, $212,000 was attributable to the increased cost of stock-based compensation plans, $234,000 is due to additional retirement plan and other deferred compensation expense, $118,000 is related to higher health insurance premiums and the remaining increase is due to annual salary increases of approximately 4.5% and additional administration staff. The Company amortized $242,000 of intangible assets during the current year-to-date period as a result of the NBF acquisition. Other expenses increased by $917,000, or 13.9%, for the current year-to-date period due primarily to additional advertising costs of $206,000, or 29.2%, related to new branches and products, a volume-related increase of $258,000, or 30.6%, in data processing costs, and increased consulting and other professional fees of $222,000 incurred primarily for technological development.

Mr. Strayton added, "In the past year we have applied the resources of the Bank to offer convenient delivery channels for our customers to access us. Acquiring The National Bank of Florida and opening a branch in Harriman and a second New City location, demonstrate our commitment to expanding the communities we serve. Further, extended and Sunday banking hours, internet access and a dedicated staff of corporate and community bankers reinforce our commitment to delivering high quality service that will generate solid core earnings in these challenging times."

Other financial information is included in the tables that follow.

Note:
In addition to historical information, this earnings release may contain forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors which have been outlined in previously filed documents with the Securities and Exchange Commission, and other factors that could cause the Company's actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.




Provident Bancorp, Inc.
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
(unaudited, in thousands, except share data)
                                                                 March 31,         September 30,      March 31,
                                                                   2003                2002             2002
                                                               ---------------     --------------    ----------
Assets:
Cash and due from banks                                            $31,861             $35,093          $17,398
Federal funds sold                                                     ---                 ---           15,700
Total securities                                                   334,165             298,285          242,377
Loans:
    One-to four-family residential mortgage loans                  386,629             366,111          366,162
    Commercial real estate, commercial business
          and construction                                         222,527             221,669          189,681
loans
        Consumer loans                                              81,437              83,419           76,014
                                                               ---------------     -----------       ----------
                  Gross loans                                      690,593             671,199          631,857
        Allowance for loan losses                                  (10,901)            (10,383)          (9,503)
                                                                                                     ----------
                                                               ---------------     -----------
                  Total loans, net                                 679,692             660,816          622,354
                                                               ---------------     -----------       ----------
Premises and equipment, net                                         11,344              11,071            9,109
Goodwill                                                            13,540              13,540              ---
Bank owned life insurance                                           12,161                 ---              ---
Other assets                                                         8,490               8,896           12,614
                                                               ---------------     -----------       ----------
                   Total assets                                $ 1,091,253         $ 1,027,701        $ 919,552
                                                               ===============     ===========       ==========
Liabilities:
     Deposits:
          Transaction accounts                                       $207,568      $   193,114         $154,742
          Savings and money market deposits                           390,521          362,983          297,937
          Certificates of deposit                                     242,512          243,529          225,203
                                                               ---------------     -----------       ----------
                    Total deposits                                    840,601          799,626          677,882
                                                               ---------------     -----------       ----------
     Borrowings                                                       119,388          102,968          117,283
     Mortgage escrow funds and other                                   17,719           14,240           18,577
                                                               ---------------     -----------       ----------
                    Total liabilities                                 977,708          916,834          813,742
                                                               ---------------     -----------       ----------
Stockholders' equity:
     Common stock                                                         828              828              828
     Additional paid-in capital                                        36,979           36,696           36,748
     Unallocated common stock held by ESOP / RRP                      (2,637)          (3,082)          (3,581)
     Treasury stock, at cost                                          (6,854)          (5,874)          (4,229)
     Retained earnings                                                 80,819           76,727           73,429
    Accumulated other comprehensive income                              4,410            5,572            2,615
                                                               ---------------     -----------       ----------
              Stockholders' equity                                    113,545          110,867          105,810
                                                               ---------------     -----------       ----------
              Total liabilities and stockholders' equity          $ 1,091,253      $ 1,027,701         $919,552
                                                               ===============     ===========       ==========

Common shares outstanding at period end                              7,972,102       7,997,512        8,043,499
Book value per share                                              $      14.24     $     13.86       $    13.16




Provident Bancorp, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except share data)

                                                                       Three Months Ended        Six Months Ended
                                                                           March 31,                   March 31
                                                                     2003            2002         2003     2002
                                                                     ----            ----         ----     ----

Interest and dividend income:
     Loans                                                          $11,129          $11,002    $22,475   $22,222
     Securities and other earning assets                              3,310            3,556      6,988     7,097
                                                                  ------------     ---------    -------   --------
Total interest and dividend income                                   14,439           14,558     29,463    29,319
                                                                  ------------     ---------    -------   --------

Interest expense:
     Deposits                                                         1,965            2,698      4,310     6,001
     Borrowings                                                         982            1,494      2,026     2,982
                                                                  ------------     ---------    -------   --------
Total interest expense                                                2,947            4,192      6,336     8,983
                                                                  ------------     ---------    -------   --------

Net interest income                                                  11,492           10,366     23,127    20,336
Provision for loan losses                                               300              175        600       400
                                                                  ------------     ---------    -------   --------
Net interest income after provision for loan losses                  11,192           10,191     22,527    19,936
                                                                  ------------     ---------    -------   --------

Non-interest income:
     Banking fees and service charges                                 1,114              935      2,203     1,911
     Gains on sales of securities available for sale                    427               90      1,084       237
     Gains on sales of loans                                            403               34        442        40
     Other                                                              423              171        641       326
                                                                  ------------     ---------    -------   --------
Total non-interest income                                             2,367            1,230      4,370     2,514
                                                                  ------------     ---------    -------   --------

Non-interest expense:
     Compensation and employee benefits                               5,304            3,976      9,999     7,833
     Occupancy and office operations                                  1,254            1,182      2,490     2,266
     Advertising and promotion                                          495              304        911       705
     Data processing                                                    528              440      1,101       843
     Other                                                            1,976            1,368                2,776
                                                                  ------------     ---------    -------   --------
                                                                                                  3,529
Total non-interest expense                                            9,557            7,270     18,030    14,423
                                                                  ------------     ---------    -------   --------

Income before income tax expense                                      4,002            4,151      8,867     8,027
Income tax expense                                                    1,482            1,550      3,306     2,900
                                                                  ------------     ---------    -------   --------
Net income                                                           $2,520           $2,601    $ 5,561    $5,127
                                                                  ============     =========    =======   ========

Per common share:
     Basic earnings                                                   $0.33           $ 0.34    $  0.72     $0.67
     Diluted earnings                                                  0.32             0.33       0.71      0.66
     Dividends declared                                                0.14             0.10       0.27      0.18

Weighted average common shares:
     Basic                                                           7,717,668     7,703,009    7,719,635 7,694,528
     Diluted                                                         7,835,432     7,847,100    7,834,907 7,825,278




Provident Bancorp, Inc.
SELECTED ADDITIONAL FINANCIAL DATA
(unaudited, $ in thousands)



                                                       March 31,   September 30,    March 31,
                                                         2003         2002           2002
                                                        -------    -------           ----

Asset Quality Data:
    Non-performing loans  (NPLs)                         $5,634    $ 4,954          $ 3,369
    Non-performing assets (NPAs)                         $5,774    $ 4,995          $ 3,617
    NPLs as % of total loans                              0.82%       0.74%           0.53%
    NPAs as % of total assets                             0.53%       0.49%           0.39%
    Allowance for loan losses as % of NPLs                 193%        210%            282%
    Allowance for loan losses as % of total loans         1.58%       1.55%           1.50%

Capital Ratios:
    Equity to total assets (consolidated)                10.41%      10.79%          11.51%
    Tier 1 capital ratio (Bank only)                      8.49%       8.45%          10.38%




                                                        Three Months Ended            Six Months Ended
                                                             March 31,                   March 31,
                                                         2003       2002              2003        2002
                                                        -------    -------         ---------    -------

Performance Ratios (annualized):
   Return on:
        Average assets                                    0.97%       1.16%            1.06%       1.15%
        Average common equity                             9.09%       9.88%            9.96%       9.76%
        Average tangible equity                          10.50%       9.90%           11.52%       9.78%

   Net interest rate spread                               4.55%       4.40%            4.49%       4.27%
   Net interest margin                                    4.79%       4.83%            4.75%       4.73%

Average Balance Data:
   Average assets                                     1,055,754    907,034         1,047,695    896,952
   Average earning assets                               973,601    869,620           976,226    861,909
   Average stockholders' equity                         112,406    106,743           111,989    105,343

